Exhibit 99.1

QLT ANNOUNCES ORAL RETINOID PROGRAM CLINICAL AND

REGULATORY UPDATE, AND REVIEW OF STRATEGIC ALTERNATIVES

Plans for Phase IIa proof-of-concept trial for QLT091001 in Impaired Dark Adaptation

Company to provide guidance on pivotal studies in orphan indications before the end of Q1 2014

For Immediate Release	November 20, 2013

VANCOUVER, British Columbia (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) (“QLT” or the “Company”) today announced a clinical and regulatory update related to its synthetic oral retinoid program, as well as the initiation of a review of strategic alternatives. For the review, the Board of Directors has engaged Credit Suisse to act as financial advisor.

QLT announced that, following meetings with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA), the Company believes that it is close to finalizing a pivotal trial protocol for QLT091001 for the treatment of inherited retinal disease such as Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP) due to mutations in the LRAT and RPE65 genes, both orphan indications. The Company expects to provide final guidance on its development plans in these indications before the end of the first quarter of 2014 after final feedback from the European regulatory agency. Additionally, QLT has initiated recruitment of subjects for a Phase IIa proof-of-concept trial of its drug candidate, QLT091001, in adult subjects with Impaired Dark Adaptation (IDA), a condition that results in decreased ability to recover visual sensitivity in the dark after exposure to bright lights. The Company also announced the launch of a compassionate use program for QLT091001 in LCA and RP, as well as plans for a patient registry and an update on its retreatment study in these indications.

“While we undertake a broad review of strategic options for QLT with Credit Suisse, we will continue to focus our resources and efforts on our promising synthetic oral retinoid programs,” said Mr. Jason M. Aryeh, Chairman of the Board. “We are excited with the progress QLT has made with the program this past year and look forward to a productive next few months as we prepare this important therapy for a pivotal trial.”

QLT091001 Clinical and Regulatory Update in Detail

•	Pivotal trial guidance in LCA and RP. With regard to the orphan drug program for the treatment of LCA and RP due to inherited mutations in the LRAT and RPE65 genes, over the course of 2013, the Company has met with the FDA and the EMA, including a recent end-of-Phase II meeting with the FDA, to discuss proposed pivotal trial design, protocol requirements and development plans. The Company plans to finalize its communications with the EMA in the coming months in connection with the pivotal trial design, with the goal of having the protocol conform to both U.S. and EU guidance, after which the Company expects to provide final guidance on the program. QLT believes that it has made significant progress on multiple fronts with regards to its orphan oral retinoid program, and will be pivotal trial ready in the first half of 2014.

•	Phase IIa proof-of-concept trial of QLT091001. The Company has initiated recruitment of subjects for enrollment into the newly announced Phase IIa proof-of-concept trial of QLT091001 in adults with IDA. The Company’s goal is to initiate dosing subjects in the trial by the first quarter of 2014. See “About the IDA Proof-of-Concept Trial” below for details.

•	Compassionate use program. Following requests from physicians and patients, the Company has begun a compassionate use program for QLT091001 on a named-patient basis. Under the compassionate use program, QLT091001 may be made available to patients who participated in the Company’s completed Phase Ib clinical trial of QLT091001 for the treatment of LCA and RP. The program commenced in Ireland and participation for other patients will be determined on a case-by-case basis in accordance with applicable regulatory laws. Compassionate use programs provide experimental therapeutics to patients with serious or life-threatening diseases that cannot be treated satisfactorily with authorized therapies prior to final FDA, EMA or other applicable regulatory approval.

•	Patient registry. Given the ultra-orphan nature of LCA and RP due to inherited mutations in the LRAT and RPE65 genes, the Company is in the process of establishing a central patient registry to identify and characterize patient status and then follow disease progression to track the natural history of the disease. The Company plans to launch the patient registry in conjunction with the advancement of the orphan program into pivotal trials.

•	LCA and RP retreatment study. Dosing in the Company’s retreatment study in LCA and RP subjects is now completed and follow-up of subjects is ongoing. This study was initiated in early 2012 to provide retreatment for the subjects treated in the initial Phase Ib study, in order to examine the safety, efficacy and tolerability of repeat dosing cycles of QLT091001 administered over seven days. The Company expects to complete its preliminary analysis of the data in the first quarter of 2014.

About the IDA Proof-of-Concept Trial

The Phase IIa proof-of-concept trial of QLT091001 is a randomized, multi-center, parallel-group, placebo-controlled study in adult subjects with IDA. Subjects (age 60 or older) with IDA, or impaired low luminance low contrast best corrected visual acuity (“LLLC BCVA”) in at least one eye and having no known ophthalmic pathologies to explain their condition other than early age-related macular degeneration (AMD) will be enrolled at sites in the U.S. Subjects will be randomized to receive placebo or one of two different doses (10 or 40 mg/m2) of QLT091001 once per week for three consecutive weeks with one additional dose the day after the third dose. The trial is designed to evaluate the safety profile and effects of QLT091001 on impaired dark adaptation time, glare recovery time and LLLC BCVA.

About Impaired Dark Adaptation

Impaired Dark Adaptation (IDA) is a condition that results in decreased ability of the eye to recover visual sensitivity in the dark following exposure to bright lights (photobleaching) that gets worse with age. Profoundly impaired dark adaptation is commonly associated with inherited retinal degenerations. More recently, mild to moderate impaired dark adaptation has been associated with AMD and is proportionate to the severity of the disease. IDA (and/or impaired low luminance vision) may occur due to age-related inefficiencies in the retinoid cycle which results in slower regeneration of the light sensing pigment 11-cis-retinal in the eye and increased levels of free unbound opsin that lead to delayed dark adaptation and reduced retinal sensitivity. Ultimately, these factors impair vision in low light or dark environments. The kinetics of the rod function have also been reported to be age-related, with the rod-mediated portion of the dark adaptation function significantly slower in older patients with normal retinal function than in younger adults. This rod-mediated dark adaptation time is further slowed down in patients with early signs of AMD but with good visual acuity.

IDA in this population causes symptomatic difficulties for functioning in dim light, especially after exposure to bright ambient light, and can hamper daily living activities such as driving, mobility, and workplace tasks. Impaired mobility, in the form of falling, is one of the most common problems of old age. IDA is not a disease but a condition that can arise as a result of a number of pathologic or physiologic factors. Improving this condition has the potential to not only improve a subject’s quality of life but also delay the development of degenerative retinal conditions with more severe visual outcomes.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of inherited retinal diseases.

QLT is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our plans, timing and our ability to initiate dosing of patients in the IDA Phase IIa proof-of-concept study; statements concerning our timing to provide further guidance on our development plans for QLT091001, including timing for potential pivotal trials, for the treatment of LCA and RP; statements concerning the timing to announce preliminary data from the retreatment study of QLT091001 in LCA and RP; statements concerning our plans and timing to launch a patient registry; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the risks, uncertainties and other factors following: the effect that QLT’s announcements and actions will have on the market price of our securities; our development plans, timing and results of the clinical development of our synthetic retinoid program; assumptions related to pre-screening, screening and enrollment of patients, efforts and success, and the associated costs of our synthetic retinoid program; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our synthetic retinoid program; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results, which are uncertain and likely to fluctuate; currency fluctuations; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.